K&L Gates logo                 Kirkpatrick & Lockhart Preston Gates Ellis LLP
                               State Street Financial Center
                               One Lincoln Street
                               Boston, MA  02111-2950
                               T 617.261.3100       www.klgates.com


September 26, 2007






John Hancock Series Trust
601 Congress Street
Boston, Massachusetts 02210

Ladies and Gentlemen:

     We hereby consent to the filing of our opinion to John Hancock Series Trust (the "Trust") dated September 19, 2007 as an exhibit to the Trust's registration statement on Form N-14, which relates to the issuance of securities of John Hancock Mid Cap Equity Fund, a series of the Trust, in connection with the reorganization of John Hancock Multi Cap Growth Fund, another series of the Trust.



                              Very truly yours,

                              /s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP